EXHIBIT 99.1

The Healing Company Appoints Biotech Visionaries Dr. Linda Friedland and Dr. Peter Kash as Advisors

New York, NY, September 7, 2023 (Globe Newswire) - The Healing Company Inc. (OTCQB: HLCO) (“The Healing Company” or the “Company”) today announced the appointment of renowned biotech entrepreneurs and investors, Dr. Linda Friedland and Dr. Peter Kash, to the Company’s advisory board.

Dr. Linda Friedland is an internationally recognized women’s health expert, sought-after speaker, and esteemed author of seven bestselling books. With a career spanning nearly three decades in clinical medicine—notably in nephrology, oncology, aged care, public health, family medicine, and women’s health—Dr. Friedland has developed and implemented numerous public health and disease prevention programs throughout the world.

Alongside her roles as Head of Business Development at Firebrick Pharma in Australia, senior consultant to TargImmune Therapeutics in Switzerland, and co-founder and director of FFD Capital LLC, Dr. Friedland is an international advisor to many Fortune 500 healthcare, pharmaceutical, biotech, corporate, and financial companies. One of the highest-rated international speakers for global organizations, Dr. Friedland has delivered keynote addresses on stress management, executive and corporate health, and women’s wellbeing in more than 30 countries to a diverse audience of more than 300,000 attendees. Her book Freedom from Disease was a number one bestseller on Amazon.

Dr. Friedland’s expertise will enhance The Healing Company’s acquisition and innovation strategies, bolstering the company’s mission to acquire, develop, and grow the world’s most potent, scientifically-backed healing practices and products.

“The Healing Company’s commitment to shifting the paradigm from treatment to prevention is one I’m deeply aligned with and their approach—to build and grow a community of potent healing brands—is one I believe in,” said Dr. Friedland. “Centered on science-backed healing practices and products, I look forward to guiding The Healing Company on its portfolio of new offerings and services, and championing their mission to help millions of people live healthier lives.”

Dr. Peter Kash, Ed.D, MBA is a renowned biotech entrepreneur, educator, and bestselling author, who has left an indelible mark on the biotechnology landscape. With a remarkable track record of co-financing more than a dozen biotech companies and shepherding many to public markets success, including companies that he helped co-found—Keryx Biopharmaceutucals, PolarX, Kite Pharma, and Intercept Pharmaceuticals—these companies and others led to groundbreaking drugs. Beyond his accomplishments in biotechnology, Dr. Kash is also a bestselling author, with books that have reached audiences in more than thirty countries, including the international bestseller, Make Your Own Luck. All proceeds of his books are donated to charity.

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With a Doctorate in Education, a BSc in Management Science, and an MBA in Banking and International Finance, Dr. Kash was previously an Adjunct Professor of Entrepreneurship at the Wharton School of Business and has been a Visiting Professor at several other leading universities, including Hebrew University in Israel and Nihon University in Japan.

Dr. Kash will advise on The Healing Company’s organic and inorganic growth strategies, leveraging his deep experience guiding companies from seed stage to sustained public market success to propel The Healing Company’s growth trajectory.

“I am honored to contribute my experiences to The Healing Company and work alongside a team devoted to redefining how we approach healthcare on a global scale,” said Dr. Kash. “The Healing Company’s mission resonates deeply with my life’s work in biotechnology and their model is one I have conviction can drive both immense healing impact and sustained commercial success.”

Harnessing their extensive medical, biotech, entrepreneurial, and public markets experience, Dr. Kash and Dr. Friedland further fortify The Healing Company’s roster of world-class investors and advisors. This impressive collective already includes Time 100’s Most Influential People and wellness icon Dr. Deepak Chopra, who serves as The Healing Company’s Chief Scientific Advisor, and accomplished entrepreneurs Steven Bartlett and Christian Angermayer, among others.

“Dr. Kash and Dr. Friedland have dedicated their lives to changing the paradigm in health and healthcare, and we are honored to have them join as our advisors,” said Simon Belsham, CEO and Co-Founder of The Healing Company. “Their impressive history of pioneering preventative initiatives and groundbreaking medical advancements from seed stage to the public markets will be instrumental in propelling The Healing Company’s mission to shape a healthier world and drive positive change on a global scale.”

About The Healing Company:

The Healing Company Inc. was founded with a bold aim: Bring integrated healing to the world. Compelled by the global healthcare crisis and a deep belief in a different way—one which draws on conventional medicine and ancient wisdom, science and nature—the company looks to democratize access to integrated healing methods, while helping the world evolve how it thinks about health and healthcare. To do so, the company is building a community of powerful healing brands, identifying, acquiring, and helping scale the reach and impact of the world’s highest potential healing practices & products.

The Healing Company’s common stock is quoted for trading on the OTCQB under the symbol HLCO, and its investors and advisors include global wellbeing icon Dr. Deepak Chopra, MD, renowned investor and psychedelics entrepreneur Christian Angermayer, and Social Chain & Thirdweb founder and Dragons Den member Steven Bartlett. For more information, visit http://www.healingcompany.com.

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Forward-looking statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financial requirements, business strategy, products and services, potential future financings, acquisition and scaling of future brands and or project and its anticipated financing plans, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company' s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes costs of goods; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which The Healing Company operates. There can be no assurance that The Healing Company will achieve the above stated brand acquisitions and scaling of those brands or the closing of any required financing. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by The Healing Company from time to time with the Securities and Exchange Commission.

Communications:

Jacalyn Lee

The Healing Company

Email: jacalyn@healingcompany.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: hlco@crescendo-ir.com

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